Exhibit 10.1

A-Mark Precious Metals, Inc.

Incentive-Based Compensation Recovery Policy

Section 1. Introduction. The board of directors (the “Board”) of A-Mark Precious Metals, Inc. (the “Company”) has adopted this policy (the “Policy”) to provide for the recovery by the Company, in the event of a Recovery Trigger (as defined below), of certain incentive-based compensation received by certain current and former executive officers, as further specified in this Policy.

This Policy is intended to comply with (a) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified in Section 10D of the Exchange Act, and implemented by Rule 10D-1 thereunder adopted by the Securities and Exchange Commission (the “SEC”) and (b) the requirements of Rule 5608 of the Nasdaq Stock Market LLC Rules (the "Nasdaq Rules") relating to erroneously awarded compensation.

Section 2. Administration. The Board will administer and interpret this Policy and make all determinations for the administration of this Policy. Any determinations made by the Board will be final, binding, and conclusive on all affected individuals. For the avoidance of doubt, any director who is a Covered Individual (as defined below) under this Policy may not participate in discussions related to, or vote on, any potential recovery of that person's Incentive-Based Compensation (as defined below) under this Policy. The Compensation Committee of the Board (the “Compensation Committee”) may perform any function of the Board under this Policy, in which case any reference to the "Board" herein shall be deemed to mean and include reference to the Compensation Committee.

Section 3. Statement of Policy. Following the occurrence of a Recovery Trigger, the Company will recover reasonably promptly the Erroneously Awarded Compensation (as defined below) from the applicable Covered Individual(s) in accordance with this Policy, subject to the exceptions set forth in this Policy.

Section 4. Covered Individuals Subject to this Policy. This Policy applies to any current or former “executive officer” of the Company as defined in Rule 5608(d) of the Nasdaq Rules who “received” (see Section 7 below) the subject Incentive-Based Compensation after beginning service as an “executive officer” and who served as an “executive officer” at any time during the performance period relating to that Incentive-Based Compensation covered by the Recovery Period (as defined below) (together, “Covered Individuals”).

Section 5. Recovery Trigger for Accounting Restatements. A “Recovery Trigger” will have occurred upon the earlier to occur of: (i) the date the Board or the Audit Committee of the Board concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement (as defined below), or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

For the purposes of this Policy, an “Accounting Restatement” means a restatement of the Company’s financial statements due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement (i) to correct an error in previously issued financial statements that is material to the previously issued financial statements or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

For the avoidance of doubt, the Company’s obligation to recover Erroneously Awarded Compensation is not dependent on if or when the restated financial statements are filed with the SEC.

Section 6. Recovery Period. The Policy will apply to Incentive-Based Compensation “received” (see Section 7 below) during the three completed fiscal years immediately preceding the date on which a Recovery Trigger occurs (the “Recovery Period”). In addition to these last three completed fiscal years, this Policy applies to any transition period (that results from a change in the Company’s fiscal year) within or immediately following such three completed fiscal years. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year.

Section 7. Compensation “Received”. Incentive-Based Compensation is deemed “received” by a Covered Individual in the Company’s fiscal period during which the Financial Reporting Measure (as defined below) specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the applicable award occurs after the end of that period. Notwithstanding anything to the contrary contained herein, the only compensation subject to this Policy is Incentive-Based Compensation “received” by Covered Individuals on or after October 2, 2023 and while the Company had a class of securities listed on a national securities exchange or a national securities association.

Section 8. Incentive-Based Compensation Subject to Recovery. Any compensation (within the scope of Item 402 of SEC Regulation S-K) that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure (“Incentive-Based Compensation”) will be subject to this Policy. A “Financial Reporting Measure” is a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measures that are derived wholly or in part from such measures. Stock price and total stockholder return are also Financial Reporting Measures. A measure may constitute a Financial Reporting Measure even if it is not presented within the financial statements or included in a filing with the SEC. Incentive-Based Compensation is subject to recovery under this Policy even if the Accounting Restatement was not due to any misconduct or failure of oversight on the part a Covered Individual.

Section 9. Erroneously Awarded Compensation. In the event of a Recovery Trigger, the Company will seek to recover from any applicable Covered Individual an amount of Incentive-Based Compensation “received” (see Section 7 above) that exceeds the amount that otherwise would have been “received” by such Covered Individual had it been determined based on the restated amounts, computed without regard to any taxes paid (such excess amount, the “Erroneously Awarded Compensation”). For Incentive-Based Compensation based on stock price or total stockholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement (A) the amount must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total stockholder return upon which the Incentive-Based Compensation was

“received” and (B) the Company will maintain documentation of that reasonable estimate and, if required by the Nasdaq Stock Market LLC ("Nasdaq"), provide such documentation to Nasdaq.

Section 10. Limited Exceptions to Recovery. The Company will demand recovery and recover Erroneously Awarded Compensation in compliance with this Policy except to the extent that the Board, acting by vote of a majority of the independent directors serving on the Board, (or the Compensation Committee) determines that (A) recovery of the Erroneously Awarded Compensation would be duplicative of compensation recovered by the Company from the individual pursuant to Section 304 of the Sarbanes-Oxley Act or pursuant to other recovery obligations (in which case, the amount of Erroneously Awarded Compensation may be appropriately reduced to avoid such duplication), or (B) recovery would be impracticable, and one of the following conditions applies:

i. the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to Nasdaq;

ii. recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to Nasdaq , that recovery would result in such a violation, and must provide such opinion to Nasdaq; or

iii. recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

Section 11. Method of Recovery. The Board (or the Compensation Committee) will determine in its sole discretion how the Company will effect any reimbursement or recovery pursuant to this Policy, taking into account all facts and circumstances (including the time value of money and the cost to stockholders of delayed recovery), including, but not limited to, the following: (1) seeking repayment from the Covered Individual; (2) reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement, and with any reduction to be effected in a manner that does not result in tax penalties for the Covered Individual under Internal Revenue Code Section 409A) the amount that would otherwise be payable to the Covered Individual under any compensation, bonus, incentive, equity and other benefit plan, agreement, policy or arrangement maintained by the Company or any of its affiliates; (3) canceling any unvested or unpaid award (whether cash- or equity-based) previously granted to the Covered Individual; (4) if it can be accomplished reasonably promptly, withholding payment of future increases in compensation (including payment of any permissible discretionary bonus payments or amounts) or grants of compensatory or equity awards that otherwise would have been made in accordance with the Company’s applicable compensation practices or decisions; or (5) any combination of the foregoing.

Section 12. Policy Relationship to other Recoupment or Clawback Provisions. This Policy supplements any requirements imposed pursuant to applicable law or regulations, any clawback recoupment or recovery provision in the Company’s other policies, plans, awards and individual employment or other agreements (including any recovery provisions in the Company’s equity incentive plans or award agreements), and any other rights or remedies available to the Company, including termination of employment.

In the event that a recovery is initiated under this Policy, amounts of Incentive-Based Compensation previously recovered by the Company from a Covered Individual pursuant to the Company’s other policies, plans, awards and individual employment or other agreements shall be considered so that recovery is not duplicative, provided that in the event of a conflict between any applicable clawback or recoupment provision, including this Policy, the right to clawback or recoupment shall be interpreted to result in the greatest clawback or recoupment from the Covered Individual.

Section 13. Amendment or Termination of Policy. The Board may amend this Policy at any time, and from time to time, in its discretion. The Board may terminate this Policy at any time.

Section 14. Disclosure. The Company is required to file this Policy as an exhibit to its Form 10-K filed with the SEC and is also subject to the disclosure requirements of Item 402(w) of Regulation S-K, SEC Rule 10D-1 and Rule 5608 of the Nasdaq Rules, as applicable.

Section 15. No Indemnification. The Company is prohibited from indemnifying any Covered Individual against the loss of Erroneously Awarded Compensation, including any payment or reimbursement for the cost of third-party insurance purchased by any Covered Individual to fund potential obligations to the Company under this Policy.

Section 16. Successors. This Policy shall be binding and enforceable against all Covered Individuals and their successors, heirs, beneficiaries, estates, executors, administrators or other legal or personal representatives.

Section 17. Validity and Enforceability. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to applicable law. The invalidity or unenforceability of any provision of this Policy shall not affect the validity or enforceability of any other provision of this Policy. This Policy is intended to comply with, shall be interpreted to comply with, and shall be deemed automatically amended to comply with Rule 5608 of the Nasdaq Rules, and any related rules or regulations promulgated by the SEC or Nasdaq, including any additional or new requirements that become effective after October 2, 2023.

Adopted by the Board of Directors on October 27, 2023.